Exhibit 21.1

SUBSIDIARIES OF JINKOSOLAR HOLDING CO., LTD.

PAKER TECHNOLOGY LIMITED, incorporated in Hong Kong Special Administrative Region of the People’s Republic of China

JINKOSOLAR INTERNATIONAL LIMITED, incorporated in Hong Kong Special Administrative Region of the People’s Republic of China

JINKO SOLAR CO., LTD., incorporated in the People’s Republic of China

ZHEJIANG JINKO SOLAR CO., LTD., incorporated in the People’s Republic of China

SHANGRAO JINKO SOLAR IMPORT AND EXPORT CO., LTD., incorporated in the People’s Republic of China

JINKOSOLAR GMBH, incorporated in Germany